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The following is transcript of an interview by Tremayne Collins with Adam Aron, Chief Executive Officer, President and Director of AMC Entertainment Holdings, Inc., which originally aired on the YouTube Channel of “Trey’s Trades” on June 3, 2021.

Tremayne Collins:	Thanks everybody, to all the apes out there, welcome back to Trey’s Trades, coming on here again to give you guys the second interview for Adam Aron.

Adam, it's a pleasure to have you here. You're back again to speak with me and the rest of the apes who are here joined together for the culture of AMC stock. Hope you're having yourself a good evening.

Adam Aron:	Hello, Trey. Hello, to all your subscribers who are watching this live or who might watch later on. It's a really an honor and a privilege for me to be with you and to be with the people who follow you so closely.

Tremayne Collins:	I appreciate that immensely. So we're not going to waste too much of your time. We're just going to dig right into these questions. So, we're going to throw you some hard balls here right off the bat.

I want to talk about the 8.5 million shares that were sold to Mudrick. There's some speculation coming from the ape community, the retail investors out there, that the sale that took place with Mudrick was, you know - it's a little bit shady, not in terms of what AMC did, but how they sold it and the way they got out of the stock.

So they sold it immediately the next week on Monday, and then followed that up with a statement being AMC is overvalued. Do you have anything to speak on about that? Because there's just a little bit of fear, uncertainty and doubt in terms of the way that that whole transaction took place.

Adam Aron:	Sure. I've got a lot to say about that, and the way you phrased the question, Trey, is the way some of the people in your community, our community, are talking, but it's not actually accurate. There are some nuances here.

So the first thing is that Mudrick Capital has been incredibly helpful to AMC. I want to remind you that back in December when no one would give AMC a dime, Mudrick Capital took a big risk and lent us a hundred million dollars, $100 million. That was the catalyst for our continued capital raising between mid-December and late January that brought in $1.2 billion.

I don't think we would have raised the $1.2 billion if Mudrick hadn't given us the first hundred million, and I don't know that AMC would have been able to avoid bankruptcy court had we not raised at $1.2 billion back then. So let's start at the beginning, that Mudrick's been a very good actor here; a very good actor.

Second, I don't know exactly what they own today, but I know that they have - I believe, I don't know for sure - but I believe they have a couple of hundred million dollars of AMC debt, and they've held this debt for quite some time. Mudrick as a firm has every incentive for AMC to thrive and prosper. That's kind of the second thought.

The third thought, I can confirm that we sold Mudrick 8.5 million shares, and I can confirm that we did it at a price of $27.12 cents a share, and that it brought in, I think, it was $239 million of cash. What they did with their shares is their business, not our business.

We sold shares to them in good faith. They can do what any shareholder can do, they can hold them, they can sell them. That's their decision, not ours. I can't confirm exactly what they did. I can't confirm the timing of what they did. I do know that some of the estimates out there about how much money they might've made in buying shares and selling shares are inaccurate reports. I also know for a fact that they never made any public comment that they thought AMC was overvalued.

So what you got, those were anonymous sources to people in the media who reported those comments and attributed them to Mudrick, but you'll never find a statement that Mudrick made to that effect on the record.

Having said that, look at what they did. They gave us $239 million of cash at what was then a sky high price for the shares, $27.12 cents a share. Now, we all know that since that occurred, the share price is higher still. And so I would take all of that, what Mudrick did, it was all very good for AMC as a company. It was very good for AMC shareholders. Next question.

Tremayne Collins:	All right. I like the piece of that, that you said there wasn't any hard proof stating that they actually made that statement. I think that's a good thing to get out there, that there wasn't any hard documentation, but the next question that I've got for you is regarding the 11.5 million shares that were sold today.

Now, this has just raised some concerns for a lot of the investors. Now, the first interview here, we talked about how AMC had 46-ish thousand shares total remaining after they'd issued those 43 million shares offering into the market, and raise a great sum of cash.

So there's a sentiment right now, passing along with the retail investor group, the apes, that they feel a little bit betrayed. They feel like the management was hiding something that was behind closed doors and we just didn't get to see it.

Now, there's probably some sort of explanation for this, and I'd love to hear what you have to say, but where'd these shares come from for this 11.5 million shares that you sold into the market for Mudrick Capital for those 8.5 million shares? And are there any shares remaining that we should expect for the future so that we can make better investment decisions for ourselves?

Adam Aron:	Sure thing, and Trey, that's one of the reasons I came on with you today is to make sure that we get the straight scoop out in front of all of the people who are shareholders of our company. Back when we said that we had 43 million shares available for sale, you will also recall that it was before the May 4 shareholder meeting that was postponed.

One of the items that was up for shareholder vote at the May 4 meeting was to put 20 million AMC shares into what's called the Management Equity Incentive Plan. Those shares would be essentially given to the management of the company, and given, I might add, for free to the management of the company.

Tremayne Collins:	Right.

Adam Aron:	The management team of the company cares so much about the company that we decided that rather than us taking those 20 million shares and those 20 million shares working for the benefit of officers of AMC, that we ought to use those shares a different way. We ought to use those shares to strengthen the company, the company that all of your followers are invested in.

And so if you look at a press release that we put out just about an hour ago with a new proxy for the new July 29 shareholder meeting, you will see that there are zero shares being allocated to the management of the company. Those 20 million shares that were going to go into my pocket and the pockets of other managers and executives of the company, we decided instead that they should be used for the company's benefit, not for our personal benefit.

If you look at the proxy that went out a few minutes ago, we are not making any requests of the shareholders to put any shares in the Management Equity Incentive Plan. That, essentially, those 20 million shares that were going to go to us, personally, for our own money, but that freed those 20 million shares up, and we sold those 20 million shares, eight and a half million earlier over the last week to Mudrick and, eleven and a half million today.

Between those two transactions, we raised over $800 million of cash, not to line my pocket or anybody who works at AMC, but to put that money in the treasury of AMC to strengthen AMC, let AMC do more good things to grow our company. That's where the 20 million shares came from.

We all know what we did with them. We put them into the market. We brought in over $800 million doing so, and that makes AMC a much stronger company, much easier for us to grow going forward. I think that's in the best interest of our shareholders.

There's another point I'd like to make, and it's a very important point because it goes to this whole issue of dilution. I believe amongst some AMC shareholders, there is a fear, you use the phrase, FUD, you know: fear, uncertainty and doubt.

Tremayne Collins:	Right.

Adam Aron:	There's a fear that just the mere fact that issuing shares is a bad thing for a company. There's another very strongly held view, and it's the view that I hold and that many other AMC shareholders have, including many of your apes. And that is, let's look at the facts.

Back in December and January, the press was absolutely convinced that AMC was going to fail. We issued 250 million shares and sold them into the market.

We brought in, as you know, from that effort, about $800 million cash that we then also triggered us being able to borrow another $400 million of cash. That made AMC so much stronger, that single act of diluting shares, saved the company and made the company a stronger company. The share price when that was done was between $3 and $7 a share.

Now, let's fast forward. We put out some more shares that we announced on May 13th. We announced with a sale of the 43 million shares, which we raised at an average price of nine, which we sold an average price of $9.98 that we brought in $428 million to AMC.

In our view, yes, we were aware we were diluting the share count, but in our view, that $428 million of cash greatly strengthened AMC and made AMC a much stronger company. And I don't need to ask you what happened to our share price between May 13 and now. But what I do know is when we raised $428 million at, I think it was $9.94 a share actually, at $9.94 a share, we strengthened AMC.

Now, sure enough, we announced on Tuesday, we brought in another $239 million and we announced today that we brought in another $587 million. Look when we did this, we did this when the trading volumes of AMC stock were sky high. In normal weeks, AMC trades about 500 million shares in a week.

If we just look at what we did this week, I would say that eight and a half million shares or eleven million shares in a week when we're trading 500 million shares normally, it's just hard to see how that should be alarming. It's such a small amount of shares compared to what's trading, but that's against the normal week.

The trading has not been normal of late. We've been trading 500 million shares as a company a day, last week and this week. So 8 million shares or 11 million shares, these are very small numbers in comparison to what's actually trading. It's our view that we're strengthening the company and we're not hurting the company.

Now, you asked me a question, how many shares do we have left? We made a public comment to that point this afternoon in a press release. We're done. We're out. There's no more left. Now, when I say there's no more left, I want to be technical. There are 46,000 shares left, 46,000. Remember, this is a company that's issued over 400 million shares over the last year.

If anybody wants to take comfort in the fact that there are no more shares coming, unless the shareholders approve us doing something else, they can take comfort in that. I would actually tell you, if I were a shareholder, I would be more concerned that we don't have shares available to us, because I think shares are a very powerful tool to do good things for a company.

Look at the $1.6 billion of cash that we brought into AMC between January and May by using shares. That's very good for AMC! That strengthens AMC. That helps make sure that our long-term future is very bright, and right now, we don't have that tool at our disposal, because we've used up all but 46,000 shares that have been authorized by the shareholders.

And they were authorized by the shareholders back in 2012. It took us nine years to use those shares. I want to make sure I don't steamroll you, and I want to make sure you ask me more questions-

Tremayne Collins:	No worries.

Adam Aron:	All the questions you have, but I want to make sure everybody knows that we can't do any more shares unless the shareholders approve. And that's just it, those are straight facts. And I'm going to make the case, probably later in this call in response to one of your questions, that the shareholders should authorize more shares, because this could be a very valuable tool to build this company going forward and grow this company going forward. But let's save that for the next question.

Tremayne Collins:	All right. Before we move on to the next question, I just want to circle back to one clarification point, because I thought it was pretty interesting. It was the piece where you were saying that the Equity Incentive Plan, for the management, so those 20 million shares, whether or not you decided to sell them into the market for the company or to give them to the management, either way, those 20 million shares would have been essentially added to the overall shares outstanding?

Adam Aron:	That's correct.

Tremayne Collins:	All right. That's good to know.

Adam Aron:	But instead, they're not going to the 100 people in the company who normally get those shares. They were used this week for the benefit of all of our shareholders.

Tremayne Collins:	All right, got it.

Adam Aron:	We raised a lot of money that we just put in the bank.

Tremayne Collins:	Perfect. I think that's obviously a great, great way to use those shares if they're going to be used either way, you know- for the benefit of everybody. So that's a great clarification point, and I'm glad that you doubled down on that.

We can move on to the next question here really quick. I want to talk about that 25 million share vote. Now, it was obviously stated by AMC, like you just kind of alluded to, here today in a press release that you are requesting a 25 million share authorization for, I'm assuming it would be 2022. So I guess the big clarification points that I have is, if this is approved, will a single one of these shares be used in 2021? And what sort of plans would you have for these 25 million shares, so that we would want to vote yes on this authorization?

Adam Aron:	Well, let's start with, they absolutely cannot be used in calendar year 2021. Again, we wrote that into the plan. So no one even has to take my word for it; it's not even possible. Second, you said that we would use those shares in 2022. What we would say is we wouldn't use those shares before 2022, but that doesn't mean we will use all those shares in 2022. We could, but that doesn't mean we will.

The last time the shareholders authorized shares for this company was nine years ago. It took us nine years to use up all those shares. And looking ahead, if the shareholders approve this new 25 million share tranche, theoretically, we could use them quickly in 2022, or we could use them spread out over a long period of time. We would only use them if there are really good opportunities for AMC.

So let's talk about what some of those opportunities might be. God forbid this COVID virus comes back and puts us all on our keisters. I want to say all, I don't mean AMC, I mean like the country and the world.

Tremayne Collins:	Yeah, tracking.

Adam Aron:	Okay. If disaster comes back, we'll all be glad that we had this authorization sitting out there to be used. Hopefully that's not the case. So why don't we kind of take that one off the table? Because it sounds such bad karma to think COVID-19 would come back or there'd be the advancement of COVID-20 or God only knows what. But let's look at some of the other good things we could do, not just having this rainy day money to prevent a catastrophe.

We could use this cash that we might raise in 2022 and beyond. We might use some of the cash we already raised this week to pay down some of our expensive debt and to deleverage the company. That would be very good for AMC. It would especially be good if we could buy some of that debt back at a discount and actually make a profit in buying back some of the debt. That's an example.

Here's another example. We owe landlords over $400 million in cash from rent that we incurred in 2020 that they very graciously said, "Don't pay us now, pay us later," but we owe that money. Well, what if we can go to some of those landlords and say, "Yeah, we're supposed to pay you back over two years or three years or five years or ten years. But if you'd let us pay you less, we'll pay you now, because we've got cash." Well again, we owe them this money; these are binding legal contracts. So if we can use shares to generate cash, to take future obligations and pay them off at a discount, that would be a wonderful thing for AMC as a company and for our shareholders.

There are more, and there are many more. And when you see the proxy that's coming out, we actually, this time we actually printed in the proxy some of the things that we might be able to use shares for. But I'll give you another one, and we were quite explicit about this in the press release we put out the other day. We believe that there's merger and acquisition opportunity for AMC. While AMC is clearly making it through this pandemic, others of our competitors did not. There are movie theaters circuits out there that did go into bankruptcy. There are movie theaters circuits that are faltering, that are failing. There are theaters that are otherwise very powerful theaters that gross a lot of money in normal times that are now up for grabs. And we specifically mentioned theaters that were leased or owned by Arclight and Pacific Theatres in Southern Cal, mostly in Southern California and a little bit around the country.

Those theaters are now all closed. Landlords are looking for new tenants for those theaters. We're going to chase those theaters hard. Some of them, one of them that I can think of, was the third most visited movie theater in all of Los Angeles in the years 2017 and 2018. Wouldn't that be a great theater to add to AMC, as just an example.

So we can also use the $800 million we've just raised, and whatever we might be able to raise in 2022 and 2023 or beyond, maybe there's another movie theater company we can buy. Maybe there's a great acquisition opportunity for us outside of pure play movie theaters that would allow us to vertically integrate and create real value for AMC shareholders. If you arm us with the tool, meaning stock as a tool, if you arm us with a tool to go find value creating opportunities for AMC shareholders, we can do that. If we're not armed with this tool, then you're tying our hands behind our back and you'll make it just that much harder for us to land some of these attractive opportunities that benefit us all.

Now we also know from the May 4 meeting that there was a lot of concern being expressed by our shareholders about the size of the equity ask. Remember, we asked for 500 million shares. And the timing, there was no discussion as the timing. And some out there thought, "Oh my goodness. They're going to put 500 million shares into the market tomorrow," which scared a few people. And we are trying to say, "No, no, no. The last time the company authorized 100 million shares, it lasted for almost a decade. So we scrapped that meeting specifically because I, we, our management team, we were listening to our shareholders and we were changing our plans so as to mesh our thinking with the thinking of our company's owners, which is our shareholder base. And so this time around, May 4 was only a few weeks ago, right?

Tremayne Collins:	Yeah, I suppose so.

Adam Aron:	We went out in writing and said, can't do anything with these shares now because we can't use them in 2021. That's actually a commitment I made to you on the first of our interviews-

Tremayne Collins:	Yeah, I remember.

Adam Aron:	With respect to all 500 million shares. And the second major change is instead of asking for an authority from the shareholders to issue 500 million shares, we asked for authority to issue 25 million shares. That quantity, straight arithmetic, it's 95% less shares. It's a much more measured request of the shareholders. And yet it still arms us with a very powerful tool to help us grow this business, to create value for our shareholders, which benefits all of us.

Tremayne Collins:	That makes sense to me. So I think the big point, and you've already said it, but I just want to double down on it so we can close this question out on a good note, is that even ... with 2021, none of these are on the table, not going to use a single one of these, legally binding, it's in the document so you couldn't argue it even if you wanted to. You might not even use these shares in 2022, it would be mainly for different opportunities to raise capital and to improve the company.

You stated the possibility of a merger or an acquisition with different movie theater chains. And I suppose I'd like you to expand a little bit on maybe some that you're able to talk about, some of the opportunities that are presenting themselves to you, because this has been a conversation that the apes have had more than once about the potential of AMC either, A, being acquired, or B, acquiring other companies to improve the strength of them and scare away short positions from the stock in the short-term and the long-term. Is there anything that you're able to speak on for that?

Adam Aron:	Sure. So think of it this way, the stronger AMC is as a company, the more people who bet against the company should be concerned. I'm disconnecting that from our share price. I'm not saying the share price on January 15 or February 15 or March 15 or June 15, just in general, not talking about trading activity, just in general, the stronger a company is kind of by definition, the stronger a company is. And we've raised billions of dollars over the past 10 months. And we have almost $2 billion of cash in the bank now, almost $2 billion in cash.

Tremayne Collins:	How does that compare to your liabilities?

Adam Aron:	Oh, separate question. I'll answer it a second. I'll do it next, I promise.

Tremayne Collins:	Okay, no worries.

Adam Aron:	The question is, what do we do with that cash? How do we deploy it so as to make AMC even stronger still? And I do believe that there's M&A possibility for AMC, M&A being of course merger and acquisition. We already said publicly, there are 17 Arclight and Pacific Theatres that will not reopen. Some of them are some of the strongest theaters in the United States, highest grossing theaters in the United States. Would love to get some of those. I will tell you that, because AMC is strong again, we've had various theater landlords around the country approach us about taking over other attractive theaters, not Arclight, Pacific Theatres, but other theaters operated by other chains whose financial strength or the ingenuity of their management team is not as well respected by those landlords as they now respect AMC. And so I think there's an opportunity to pick up some highly attractive theaters there.

There are other entire movie theater companies who have posited to us that they would like us to buy them outright. And the answer to all these things, it's always the same answer. Number one, do we have the resources to consummate such moves? And number two, is it smart for us to consummate those moves? And if we can buy things at a very attractive price, or we can lease some theaters on attractive lease terms, then it's smart to proceed. And if somebody wants us to pay an arm and a leg or overpay or do something foolish, we're not going to do that.

Tremayne Collins:	Right.

Adam Aron	Remember this, I am an AMC shareholder. I've run AMC now for five and a half years. Other than when I gifted some shares to my two adult sons, I have not sold one AMC share in five and a half years, and I have no current intentions to sell AMC shares at the moment. I'm a believer. I believe that we can grow our company, strengthen our company, build our company. And that's what our entire management team is focused on. And again, disconnecting this from the share price of the moment, over the long-term my job is to build a stronger AMC, and that's what I'm committed to doing.

Tremayne Collins:	Perfect. You know, you said you'd kind of circle back to this, so I think this would be a good point to touch back on, is just the liabilities versus current cash on hand. How has that situation looking after you've raised so much capital?

Adam Aron:	So we have in the neighborhood of just under $6 billion of debt, five point something. Those people who like to bad mouth AMC, and you're familiar with them.

Tremayne Collins:	Right. Absolutely.

Adam Aron:	You've been arguing about them for months now.

Tremayne Collins:	Absolutely.

Adam Aron:	They pointed that as if it was the end of the universe. Well, they're kind of forgetting to mention that we have $2 billion of cash. So right off the bat that lowers what we call the “net debt” to closer to $4 billion from $6 billion. And we have very few maturities, maturities means when you have to pay debt back, until the years '25 and '26. We have a little bit of money that we owe in '23, a little bit of money that we owe in '24, but most of the money that we have to repay is 2025 and 2026.

That gives us four or five years to earn money to pay some of that debt down. That's a long time. That's a lot of earning power for AMC to pay down debt. Additionally, companies carry a reasonable amount of debt all the time. So the other thing that we can do is refinance debt. It's not really like someone is going to walk up with an empty wheel barrel in 2026 and say, "Here, pay me back." What is more likely is that well before 2026 we will work with our investment banks, we'll work with our commercial banks and we'll refinance some of this debt, stretching out the maturities from 2026 to a year way out in the future. I'm not concerned about our debt position in the least.

Tremayne Collins:	Perfect. That's a great way to cap that off. And honestly, that's how I felt too. I mean, the amount of money you guys are raising, the expected revenue as long as COVID doesn't get out of hand again, AMC has got a bright future. I think the fundamental thesis of a short position is weakening every single passing day that the strength of the company continues to grow.

And I think this is a great opportunity to transition into the overall share count, right? This is something that a lot of the apes and the retail investors were excited about. And in that recent press release that came out, it was found there was about 501 million total shares.

Now, it's also been found that only US and Canada primarily makes up that overall share count, so there's some speculation as to how many of the actual retail investors could have been left out of that overall count. For example, we as the ape community have taken tallies of all the people who own stock all over the world and we're leaving out dozens and dozens and dozens of countries, which leaves an opportunity for a lot of shares to exist.

Is there anything you'd like to speak on about the 501 million shares outstanding count that was found here, released today, that isn't available in that statement or that you'd just like clarification points on?

Adam Aron:	Sure, and just for the record, I'm happy to answer the question. I'm going to answer it as robustly as I know how. Some of the things that you said in there were not correct. And in my answer, I'll correct the record.

Tremayne Collins:	Feel free.

Adam Aron:	We announced today ... Well, before I say we announced today, we fulfilled our commitment. We told people publicly that we were going to announce a share count as of June 2. Well, today's June 3 and we put out the share count as of June 2. That was yesterday. It's actually 501, I think, 0.8 million, so it's a little bit more than 501.

Tremayne Collins:	Got you. Yeah. My bad. My bad.

Adam Aron:	Between 501 and 502. Let's start there.

Tremayne Collins:	All right.

Adam Aron:	The international share count is included in that number of 501 point whatever it was, seven or eight, whatever it was, between 501 and 502. Our understanding is the international shares, meaning of the 501 million shares, about 27 million of those were held outside the United States. And it's like more than dozens and dozens of countries, it's all around the world.

Tremayne Collins:	Right.

Adam Aron:	You got people who are subscribing to your YouTube channel from a lot of companies internationally and we’ve got shareholders all around the world too. So that share count is ... Sorry. I think I said that wrong. I think it's 27 million shares are outside of the US and Canada, because there are also a number of Canadian shares that are included in the 501, but that 501 number does include all the shares that are outstanding worldwide. And again, I think it's my understanding that the Canadians can easily vote in our normal annual meetings. I think you may be aware that some of the brokers firms outside of the United States make it difficult for international holders of our shares to vote. So if you want to know how many shares, not all of them are at risk for not voting because some international brokers allow it and facilitate it, but it's 27 million of the 501, so that's point one.

Now, there has been a tremendous amount of speculation amongst your followers, amongst my shareholders, and in most cases, they're the same people, that there must be something more than that because they see these enormous volumes of stock that are trading every day and they're saying, "If you only have 500 million shares, how can you trade 700 million shares in a day?"

Well, there are multiple answers to that question. One is a lot in your community really dislike some of the practices that have developed on Wall Street over the last five, 10, 20 years.

Tremayne Collins:	Right.

Adam Aron:	And one of the practices that has developed is what's called machine trading-

Tremayne Collins:	Yeah.

Adam Aron:	where humans are not trading stock, but machines are trading stock in enormous quantities algorithmically. And what they're doing is they're taking a share and in something called high frequency trading, they're trading it and then trading it again and trading it again and trading it again and over and over and over. So an individual's share might go back and forth between these machines, and between machines and humans, zillions of times in a day. So that explains part of it.

The other part, and it's so big, we almost can't quantify it, as you know, the options market has been very active about AMC, especially over the last six months. Puts and calls, which can create what are called derivatives where people are taking puts and calls and have various strategies.

Tremayne Collins:	Right.

Adam Aron:	Well, what this does, a typical option contracts is for 100 shares. One contract, 100 shares. And, you know, to buy 100 shares, you might have to put down whatever it is, 100 times our closing price, $5,000, but you might be able to buy or sell an option contract for $2 or $5 or $50 or $80. And so what that does is allows people to create the economic benefits as if they own the stock without actually owning the stock or selling it or vice versa, selling stock. So it greatly increases the volatility of the stock because so much less cash has to be put up.

And when I talk about this, yesterday in the United States of America, AMC shares represented 11% of all the options on all the public companies that exist in the United States yesterday. One company, 11% of all the options trading yesterday was in AMC shares.

Tremayne Collins:	Damn.

Adam Aron:	That's why you see such high volumes in our stock. That's why you see such ... That's not the only reason, but that's a reason why you see a high volume of our stock. It's why you see volatility in our stock. And that's something we're all living together.
Beyond that, I guess the only other thing to say about the share count issue is somebody out there in the world of Reddit and Twitter was trying to speculate that AMC was either going to split our stock or do a reverse split of our stock. And they were breathlessly reporting this as if they knew this to be true. Well, guess what? I can tell you that I've never given any serious thought to splitting our stock or a reverse split of our stock. That's point number one.

Point number two, we have absolutely no plans to split our stock or do a reverse split of our stock. You want to hear your point number three? We can't split our stock or do a reverse split of our stock without shareholder approval. So if we wanted to do that, and we don't, but if we wanted to do that, we would have to go out to the shareholders for a vote.

Guess who makes that decision? Adam Aron doesn't make that decision. You, the owners of AMC, you make that decision, which is fine by me because I think my management team and I are pretty smart people. I think we've kept AMC away from a lot of trauma over the last year. I think we've strengthened our company a lot, but you've probably figured out by now, if you look at what I'm saying publicly, if you look at my tweets, if you look at the Dian Fossey contribution, I have an enormous amount of respect for the owners of our business. I work for you. You are the bosses here, not me.

I keep on seeing all this stuff on Twitter about king this and king that. You know, well, it's funny and it's flattering, and it's more funny than flattering, but you know what, you know who the real king is? The shareholder is king. You are fully in charge. That's why we're not asking you to authorize 500 million shares. We're authorizing your vote for 25 million shares because we don't think you'd vote to approve 500 million shares. We think you might vote to approve 25 million shares.

And that's why we take what you think, we take what you have to say, very carefully and we give a lot of thought to what you guys think. And it's for a simple reason. We exist in the capitalistic free market system. I went to what some people think is the best business school in the world. I hate to say that I went there over 40 years ago, but it was a long time ago, and with no disrespect intended for other business schools. It was the Harvard business School.

You know what they taught me in 1977 at the Harvard Business School? Professional management teams work for the owners of the business. Now, of course, we've got a responsibility to all stakeholders, so I'm going to pay attention not just to shareholders, but primarily our fiduciary duty is to shareholders. And guess what? You trade, you're a shareholder. The people who are watching your YouTube channel right now, I'm guessing 90%, 95%, 99% of those people are AMC shareholders. We care what you think. We respect who you are. And honestly, it's a privilege for me to lead this company that you now own.

Tremayne Collins:	You know I think it's very apparent too. The whole stock split thing, right off the bat, there's only one way that you would actually know about this stock split. That's if you were watching and combing through the comments and concerns of the apes, the retail investors out there who you work for, which I think it shows how much you're really digging into the sentiment and the current climate of the retail investors. So I'm glad that you made that statement. That's a good thing to kind of end that question on. Now, I think there's just a last question-

Adam Aron:	Can I just make a quick comment to what you said?

Tremayne Collins:	Yeah, go right ahead.

Adam Aron:	I'm living on Twitter right now, Reddit also, but more Twitter. And many of you know some parts of my background. A decade ago, I was the CEO of the Philadelphia 76ers. I used to tweet 10 to 15 times a day with the fan base in Philadelphia. I loved doing it. It was a lot of fun. And I learned a lot by reading what the fans wrote back to me. I used to get 200, 300 inbound tweets a day when I was running the 6-ers.

Well, that was a long time ago, but I still had 21,000 Twitter followers in April, mostly a remnant of those days. I've been pretty dormant on Twitter since I left. I mean, I'm still an owner of the 6-ers, small, very small, but since I left the day-to-day operational role. Literally today, Trey, I crossed 100,000 Twitter followers. We went from 21,000 in April to 100,000-

Tremayne Collins:	Congratulations

Adam Aron:	... in June. And that's nothing compared to you. You're way ahead of me. And I'm tweeting almost daily now, but more important than the tweets that I write, although they're important because they're routinely being read by anywhere from 200,000 to two million people each time I put out a tweet, what's really more important than that is I'm reading the inbound messages that are coming to my feed, because it allows me to have my finger on the pulse of what you all are thinking.

And very quietly, I haven't made a lot of noise about this, but in the last four weeks, I've followed about a thousand apes, 1,000, and nobody's doing this for me. I don't have somebody running my Twitter feed. This is what I'm doing at 10:00 at night. It's that or watch TV. And I'm following some people who have 100,000 followers. I'm following some people with 10,000 followers. I'm following people with 1,000 followers. I'm following people with 100 followers. I'm following people with two followers, but my Twitter feed now includes so much inbound information to what you're all thinking.

Similarly, in typical tweet that I put out, I'm getting in the neighborhood of 1,000 replies to that tweet. I'm reading every single one of those replies myself. Nobody's summarizing them for me. I'm reading them. And I learn so much about what you all think by reading what you have to say. Now, it's not always flattering.

Tremayne Collins:	Yeah, I know that.

Adam Aron:	In a world where everybody has an opinion, not everybody's going to agree with 100% of the things I say or do, but it sure helps me be a better executive to know what the owners of my company think. And I'm learning a lot by reading my inbound flows on Twitter.

Tremayne Collins:	That's awesome. I was interested by the comment of, "They're not always flattering," because to go through 1,000 messages, you've got to have some pretty thick skin. I can speak on this myself. You got to have some pretty thick skin to be able to go through everybody's opinions, because sometimes people don't agree with you, and you know it is what it is. We don't always have to agree, but I think that just shows the dedication and the fact that you really do care about what the apes think. We can see it in the way that this has come out, or at least I can see it, in the way this has come out with the recent press releases and the way that you've handled the questions.

I got to be honest, I had some speculation. I had some concerns coming into this interview. And I think the way you're addressing these is very solid. So, we'll leave those opinions to the rest of the people.

Adam Aron:	Can I-

Tremayne Collins:	Go ahead.

Adam Aron:	Can I quickly respond to your comment about a thick skin?

Tremayne Collins:	Yeah.

Adam Aron:	Try running a professional sports team in Philadelphia. That's the city where they famously booed at Santa Claus. So you develop a thick skin pretty fast. Look, if somebody wants to disagree, I would prefer that they do it civilly instead of with a lot of profanity. But you know what? We're in the public eye. We're big boys and girls. We can take what's thrown at us. We should be able to take what's thrown at us.

And I will tell you that, pick your percentage 99%, 99.99%, of what's on my Twitter feed, and I think you actually can read the replies to my tweets.

Tremayne Collins:	Yeah. Absolutely.

Adam Aron:	You can't read my DMS, which I also read, but I think you can read replies. They are so heartfelt, they are so well-intended. Whether they agree with us or they disagree with us, and most of the time they've been agreeing with us of late. As I said, I learned from hearing what you guys think. Nobody's doing this for me. I write my tweets myself. I'm reading my inbounds myself. I'm learning a lot from it. I'll be a better executive for it.

Tremayne Collins:	Awesome. That's good stuff. That's a good way to wrap up that question. I think I already know the answer to this, but I'm going to ask anyways, because there are people out there who speculate and are interested, right? So I kind of wanted to ask about dividends and I've done some reading, a little bit, and I recognize that because of legalities you probably can't speak on this, but if you're not able to answer, if you'd like to move on to a different question, we can absolutely do so. If you can, and you want to say something, feel free to do so, otherwise we can move on to the next piece.

Adam Aron:	One of the various other things in my job that I have to do is I have to make sure that I strictly adhere to all securities laws. It's really not appropriate for the CEO of a public company to ever talk about dividend policy going forward. And so, I think the law requires that I not answer that question.

Tremayne Collins:	Alright.

Adam Aron:	I would point out that we did pay a dividend for, I think it was seven years straight, and then we stopped paying a dividend a year or two back. A dividend is a use of cash. I'm glad that the cash we might've put out in dividends looking in the rear view mirror, that we had kept in the company treasury, because that's probably the difference between us having survived as a company and having gone down in the pandemic, in 2020.

And there's a lot of evidence that a lot of companies pay a dividend, a lot of companies don't pay a dividend. There's a lot of evidence that companies are not hurt by not paying a dividend. Making no comment about what we'll do in the future, I just know that we've now put a lot of cash in the treasury. That's our treasury, not the US treasury. What I would like to use that cash for is to grow the company, to seize on opportunities that come before us to create value for shareholders, to make AMC a stronger company for the long haul, and at the end of the day, that's what our shareholders would want me to do.

Tremayne Collins:	All right. Perfect. That's honestly more of a response than I was expecting, so I appreciate the clarifications, Adam. It does mean a lot. All right. So we've already kind of touched on the cash flow. That was one of the questions that I had, but in this next one, this is a final message to the short sellers. In our first interview- we're kind of wrapping things up here, in the first interview, you said something at the end that I think a lot of people remembered. You said, "It's not a good idea to bet against movie theaters. I definitely don't think it's a good idea to bet against AMC. And I'd like to think it's not a good idea to bet against Adam Aron." That rang true with a lot of people. And I think it came pretty well to fruition.

So if you could revisit that question, a message to pass along to short sellers, what would you have to say to them right now as they continue to hold a pretty heavy short interest stake according to what's reported to the exchange data in the company? What would you say to them now at this point?

Adam Aron:	Hmm. That's interesting question. You know, the right answer to your question is that my job is not to run the stock. My job is to run the company. My job is to create and build an increased value for you, the owners of my company, for the long haul. That's the right answer. And that's my answer. My lawyer's are probably going to wish that I stopped there, but I'm going to tell you something else.

This is the fifth company that I've run since 1993. The four that I ran before this were all successes. I think you have to look at AMC right now, having moved ourselves into a position from being the second biggest movie theater chain in the US when I got here to the biggest in the world, that's got to be good. The fact that we dodged the bullet of this pandemic, given how awful it was, that was thrown against us, that's got to be pretty good. I'd like to think that AMC, when the history books are written, is going to be a very proud chapter in American business and a very proud chapter by the executives who ran the company.

It just really annoys me to no end that people bet against us. I spend every waking moment trying to make AMC a stronger company, so the people who bet with us are the ones who succeed.

Tremayne Collins:	That's a beautiful way to wrap that up. Awesome. Well, Adam, we've taken up a pretty good chunk of your time. I appreciate you answering some hard questions because, as you already know, you read through Twitter, you read through Reddit, you pay attention to a lot of this stuff. There was a lot of fear, uncertainty and doubt. Hopefully this helped answer some questions. I know that it helped clear up some of the opinions that I had about the recent things that have happened with AMC. Are there any last comments, concerns, questions that you have that you'd like to say before we end this livestream?

Adam Aron:	In Adam Aron you get what you see. I'm really a straight shooter. I call it as I see it. I'm not a spring chicken. I've been at this a long time. I don't mean AMC, but my business career. My word has always been my bond. I've always been a high integrity guy. Just give us the benefit of the doubt once in a while. Everything we're doing is in the best interest of the company and growing the company over the long haul. And especially as you give us the benefit of the doubt and trust us to try to make the best decisions we can. We're human. We might make mistakes here and there, but our track record's been pretty good.

I just want to end this interview, not only by thanking you for giving me the opportunity to talk to your subscribers on YouTube, but to thank all of your subscribers. I hope you buy a lot of movie tickets. I hope you come to our theaters. I hope you enjoy your theaters because this is your company. We just set up a program that's quite revolutionary yesterday called AMC investor connect, where we're going to start communicating with our shareholders directly and make special offers to our shareholders. Come to a... All you got to do is... It's free. Just give us your name and email address and click a little box that says you're a shareholder. We're already giving you a free popcorn if you come to a movie this summer. There are going to be more offers coming.

One of the things that I've been most impressed by over the last six months as this phenomenon has occurred, is how passionate many of you are about AMC. We give our hearts and souls for this company. We bleed AMC red. And what I've learned over the last several months is you do, too. I hope you're shareholders of this company for years and years and years to come. I hope you're customers of our company for years and years to come. I know that we're the biggest movie theater chain in the world. I believe that we're the best movie theater chain in the world. I hope that in what we do and how we conduct ourselves and how we continue to build our company and grow value for our shareholders, I hope we make all of you proud and I'm personally very grateful to you for your support of AMC.

Tremayne Collins:	Well, I appreciate that Adam. And the apes, I think what's really incredible about this is the culture behind why everybody has, from what I've read, from my understanding, is it's all about the stories, the personal stories. And I think this big connection that's been drawn between AMC stock and what's drawing everybody together, the same sort of mentality is the why. They all have their own stories they want heard. They want to feel like they matter. They want to feel like these short sellers who have bet against this stock and bet against the retail investor for years and years, and decades and decades, was wrong this whole time.

And AMC kind of stands for that same sort of thing. It's that freaking... I have a million memories, great memories. I had my first kiss, I remember saying that in the first interview, at an AMC movie theater. It's the same sort of mentality. It's all about the memories you make, the people that you grow connections with in both of these scenarios. And I think that's ultimately what gravitated so many people to AMC stock for the short- term. And I think that is obviously going to transition to the long-term.

Thank you so much, Adam, again, for coming onto this livestream. It does mean a lot to me. Thank you everybody who watched this. On the way out, drop a like if you'd like to, if not, I'm chilling. Appreciate your time. You have a great rest of your night.

Adam Aron:	Thank you, Trey. Thank you one and all.

Additional Information and Where to Find It

This communication may be deemed solicitation material in respect of the Annual Meeting of stockholders (the “Annual Meeting”) of AMC Entertainment Holdings, Inc. (“AMC” or the “Company”). This communication does not constitute a solicitation of any vote or approval. In connection with the Annual Meeting, the Company filed a preliminary proxy statement with the SEC on June 3, 2021 and plans to file with the Securities and Exchange Commission (the “SEC”) and mail or otherwise provide to its stockholders a definitive proxy statement regarding the business to be conducted at the Annual Meeting. The Company may also file other documents with the SEC regarding the business to be conducted at the Annual Meeting. This document is not a substitute for the proxy statement or any other document that may be filed by the Company with the SEC.

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